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                                 Exhibit 99.2



      [Houlihan Lokey Howard & Zukin Financial Advisors, Inc. Letterhead]






Board of Directors
United Grocers, Inc.
6433 SE Lake Road
Portland, Oregon   97222


Members of the Board:

          We hereby consent to the inclusion of our opinion letter to the Board of Directors of United Grocers, Inc. ("United") as Annex C to the Joint Proxy Statement/Prospectus of Certified Grocers of California, Ltd. ("Certified") and United relating to the proposed merger transaction involving Certified and United and references thereto in such Joint Proxy Statement/Prospectus under the captions "Summary - Opinions of Financial Advisors" and "The Merger - Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                Very truly yours,



                                Houlihan Lokey Zukin & Howard
                                Financial Advisors, Inc.



San Francisco, California
August 20, 1999